                                                                       EXHIBIT 99.1

Contact:	Marina Norville
212-640-2832
marina.h.norville@aexp.com

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS BOARD AUTHORIZES REPURCHASE OF UP
TO 150 MILLION SHARES, DECLARES REGULAR QUARTERLY DIVIDEND

NEW YORK – March 25, 2013 – The board of directors of American Express Company today approved the repurchase of up to 150 million common shares, from time to time, in accordance with the company’s capital distribution plans submitted to the Federal Reserve and subject to market conditions.  This authorization replaces the prior 150 million share repurchase program that had approximately 70 million shares of common stock remaining under board authorization.

Separately, the board of directors declared a regular quarterly dividend of $0.20 per common share, payable on May 10, 2013 to shareholders of record on April 5, 2013.

As previously announced on March 14, 2013, the company was informed that the Federal Reserve did not object to the company’s 2013 capital plan to repurchase up to $3.2 billion of common shares during the last three quarters of 2013 and up to an additional $1 billion in the first quarter of 2014, as well as to increase the company’s quarterly dividend to $0.23 per share beginning with the second quarter 2013 dividend declaration.  The company also previously announced that it expects to repurchase approximately $800 million of common shares during the first quarter of 2013 under the company’s 2012 capital plan. The actual number of shares that will be repurchased will be based on the company’s business plans, financial performance and market conditions.

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About American Express

American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.